Exhibit 10.57

GROSS OVERRIDING ROYALTY AGREEMENT

THIS DEED is made this ________ day of December 2006

BETWEEN

(1) BALTIC PETROLEUM (E&P) LIMITED, a company incorporated in England under company number 05303991 and whose registered office is at 6-8 Underwood Street, London N1 7JQ, United Kingdom (“Grantee”); and

(2) OOO ZAURALNEFTEGAZ, a limited liability company incorporated under the laws of the Russian Federation under the main state registration number (ORGN) 1024500513950, located at 27 Lenin Street, Kurgan, 640000, Kurgan Oblast, Russian Federation (“Grantor”).

WHEREAS

(A)   The Grantee is a 50% shareholder in Zauralneftegaz Limited (“ZL”), a company incorporated in England under company number and incorporated in England under company number 05525360 whose registered office is at 6-8 Underwood Street, London N1 7JQ, United Kingdom. Siberian Energy Group Inc (“SEG”), a corporation incorporated under the laws of the State of Nevada, United States and whose principal place of business is at 275 Madison Avenue, 6th Floor, New York, NY 10016, United States is the other 50% shareholder in ZL .

(B)   ZL owns all of the participatory interests in the Grantor. The Grantor has entered into a loan agreement dated 9th November 2005 with Caspian Finance Limited (“CF”) a company incorporated in England and Wales under company number 05530897 and whose registered office is at Millennium Bridge House, 2 Lambeth Hill, London EC4V 2AJ United Kingdom, which is an associated company of the Grantee.

(C)   On 26th July 2006 the Grantee entered into a deed with SEG and ZL relating to the possibility of additional loans being made to the Grantee by CF and of the Grantee entering a GOR Agreement with the Grantor as a condition of the same.

(D)   CF and the Grantee are on this day entering into a new loan agreement in relation to the loans detailed in recital (C) above and accordingly the Grantor is entering into this GOR Agreement in favour of the Grantee on the terms hereinafter appearing.

NOW THEREFORE THIS AGREEMENT WITNESSES as follows:

1.	Definitions

In this Agreement, unless the context otherwise requires:

1.1
“Acreage” means the lands more particularly described in the Schedule attached hereto, in which the Grantor holds any right or interest and includes the Petroleum Substances which, upon or under such lands, together with the right to explore for and recover same insofar as such rights are granted by the Documents;

1.2
“Documents” means the Oil, Petroleum Substances and/or Gas Licences, leases, farmouts, options or other agreements to which the Grantor is or becomes a party, including any extensions or renewals thereof and any new grant acquired in addition to the Licences or pertaining to the Acreage;

1.3
“Gas” means and refers to all natural gas produced from the premises (including casinghead gas) and all of its constituent elements, including but not limited to sulphur contained in the gas, and natural gasoline, condensate, distillate, butanes, propanes, and other hydrocarbons condensed, absorbed, or separated out of or from the gas after it leaves the lease, including without limitation casinghead gas and flared or vented gas;

1.4
“Licence(s)” means the exploration licences in the Kurgan region of the Russian Federation held by the Grantor at the Acreage (as more particularly detailed in the Schedule) and including any other licences obtained by the Grantor;

1.5
“Oil” means and refers to any hydrocarbons produced from the premises, regardless of gravity, capable of being produced in liquid form at the well by ordinary production methods including without limitation condensate, distillate and other liquid hydrocarbons recovered from oil or gas run through a separator or other equipment at the lease.

1.6
“Petroleum Substances” means the Grantor’s share of Oil, petroleum and natural Gas and related hydrocarbons, all other gases and all minerals and substances (whether condensate, liquid or solid and whether hydrocarbons or not) in association with any of the foregoing or found in any water contained in an Oil and/or Gas reservoir but only insofar as and to the extent that the same are granted;

2.	Interpretations

2.1
References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified or re-enacted or consolidated) which such provision has directly or indirectly replaced.

2.2	The expressions “holding company” and “subsidiary” shall have the same meanings in this Agreement as their respective definitions in the Act.

2.3
References to this Agreement include any Recitals and Schedules to it and this Agreement as from time to time amended and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement.

2.4	Headings shall be ignored in construing this Agreement.

2.5	Any provision of this Agreement which is expressed to bind more than one person shall, save where inconsistent with the context, bind them jointly and each of them severally.

2.6	References to time of day are to London, United Kingdom time unless otherwise stated.

2.7
References to the winding-up of a person include the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of such person and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

2.8	Any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

2.9
Any reference to any English legal term or concept (including for any action, remedy, method of judicial proceeding, document, legal status, statute, court, official governmental authority or agency) shall, in respect of any jurisdiction other than England, be interpreted to mean the nearest and most appropriate analogous term to the English term in the legal language in that jurisdiction as the context reasonably requires so as to produce as nearly as possible the same effect in relation to that jurisdiction as would be the case in relation to England.

2.10	Any previously undefined reference to a term commonly used in the oil and gas industry shall be as defined from time to time on www.glossary.oilfield.slb.com or any successor website.

3.	Gross Overriding Royalty

3.1
The Grantor hereby reserves out, grants, sets over and conveys to the Grantee an interest in the Licences, the Petroleum Substances and the Documents in the form of a gross overriding royalty of 3% (THREE PERCENTUM) percent of the Grantor’s gross interest in all Petroleum Substances (and/or turnover of the Grantee deriving therefrom) to be found to exist or deemed to exist within, upon or under the Licences or in the Acreage and which are produced, marketed and/or saved therefrom (hereinafter called the “Royalty”).

3.2
The Royalty shall be paid free and clear of any and all cost or expense of every kind and nature whatsoever incurred in (inter alia) connection with maintaining, renewing and extending, exploring, drilling, re-completing, side-tracking, producing, co-mingling of wells and reservoirs, and processing, treatment and compressing and operating costs of such Petroleum Substances subject to the provisions of Clause 8 hereof and save that the no Royalty shall be payable on any VAT validly charged by the Grantor on any sale of Petroleum Substances on behalf of the Grantee under the terms hereunder.

3.3
The Royalty will apply until the Grantor has received the total aggregate figure of US$ 20,000,000 (TWENTY MILLION DOLLARS) from the gross sales of all or any Petroleum Substances production produced or occuring at the Wellhead in the Acreage, such value to be calculated by reference to the best prevailing market price of the relevant Petroleum Substances at the wellhead in Kurgan, Western Siberia, Russian Federation and in the event the sale price is in roubles then the conversion rate for dollars shall be at the rate between $ (dollars) to R (rouble) being the mid price on the relevant day as detailed in the Financial Times.

4.    Term

The term of payment for the said Royalty shall be until the same has been discharged in full in accordance with the terms hereof and shall not be affected by any matter, including but not limited to any change in control or ownership of the Grantee or the Grantor or any shut in or lockout at the Acreage and the term shall, if neccesary, last for the maximum period allowed under the rule against perpetuities, currently 80 years.

5.     Sale of Petroleum Substances

The Grantor, except during such period as the Grantee exercises its election to take the Royalty in kind shall for and on behalf of and as agent for the Grantee deliver to purchasers of the Petroleum Substances for sale for the credit of the Grantee the Petroleum Substances that are attributable to the Royalty. All sales and deliveries made by the Grantor for the credit of the Grantee shall be made on the same terms and conditions and in the same proportions as all other sales of Petroleum Substances by the Grantor so that the Grantee will be entitled to any market available to the Grantor with respect to the Licences or Acreage. The Grantor will arrange for the Grantee to receive payment for the proceeds of the sale of the Petroleum Substances attributable to the Royalty directly from the purchaser or purchasers of such Petroleum Substances; PROVIDED ALWAYS that in the event that any purchaser makes payment to the Grantor for any portion of the proceeds of the sale of the Petroleum Substances attributable to the Royalty, such proceeds shall constitute trust funds in the hands of the Grantor, and shall be paid in cash to the Grantee on or before the 3rd day following receipt or deemed receipt of the production proceeds. The Grantor shall not be required to make any payment to the Grantee in respect of any sales hereunder until it has received payment from the relevant purchaser (provided that it shall promptly notify the Grantee of such receipt of payment).

6.    Right to Take in Kind

The Grantee shall have the right to elect from time to time upon not less than 1 week’s prior written notice to the Grantor to take the Royalty share of production in kind in respect of any one or more of the Petroleum Substances. Any such election may be changed from time to time by the Grantee.

7.    Storage and Deliverability

If the Grantee exercises his right to take Royalty production in kind, the Grantor shall, at no cost to the Grantee, remove all basic sediment or other impurities and water from such Royalty production so as to render the same fit for acceptance by pipelines or rail or rail tankers in accordance with good industry practice, and shall also, at no cost to the Grantee, provide tankage sufficient to store thirty (30) days Royalty production of Oil and shall deliver such production to them from time to time at the wellhead in the case of Gas and at the outlet valve of the said storage facilities in the case of Oil.

8.    Transportation and Plant Charges

The Grantee’s share of any Oil in the Petroleum Substances under clause 3.1 shal be subject only to reasonable, lawful and agreed deduction for transportation as may be required by the Grantee.

9.    Books and Records

The Grantor shall maintain in Kurgan complete and accurate records of the Petroleum Substances produced and saved from the Licences and of the monies received therefrom in accordance with local government and other authorities requirements and shall furnish to the Grantee with each payment made hereunder, a statement (verified by statutory declaration if requested by the Grantee) giving sufficient detail for the Grantee to ascertain the accuracy of the payment of Royalty made therewith, including copies of the monthly production reports filed with the relevant local authorities.

10.    Development

The Grantor is obligated to conduct any operations upon the Licences in accordance with good Oil and Gas field practices.

11.    Forfeiture and Surrender

The Grantor shall not allow the Documents to become subject to forfeiture and shall not surrender Licences or other interests included therein or any part thereof.

12.	Lien for Royalty

(a)
The Grantee shall be entitled to and shall have a lien upon the Grantor’s share of all Petroleum Substances from time to time produced from the Licences to secure the payment of the gross overriding royalty granted to the Grantee under this Agreement. Such lien shall not operate to release the Grantor from its liability for monies due to the Grantee. Such lien shall attach to the Grantor’s share of the Petroleum Substances sold or otherwise disposed of from the Licences. Upon default occurring in payment by the Grantor of monies payable to the Grantee, the Grantee shall notify the Grantor of same and request the default to be remedied within fourteen days. If the default is not remedied within the said fourteen days, such lien shall operate as an assignment to the Grantee in respect of the consideration thereafter payable to the Grantee for the Petroleum Substances sold up to the amount owed to the Grantee and not so paid by the Grantor.

(b)
Service of a copy of this Agreement upon the Grantor and any purchaser of Petroleum Substances together with written notice from the Grantee shall constitute written authorization on the part of the Grantor for such purchaser to pay to the Grantee the proceeds from any sale or sales of the Grantor’s share of the Petroleum Substances up to the amount owed to the Grantee by the Grantor and such purchaser is authorized to rely upon the statement of the Grantee as to the amount owed to the Grantee by the Grantor.

(c)
The books and records kept by the Grantee shall constitute written proof of the existence of such default, although no purchaser shall be obliged to examine same before acting upon such notice of default.

13.	Further Assurances

Each party shall do and perform all such acts and things and execute and deliver all such instruments, documents in writing, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

14.    Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The Grantee shall be able at any time to assign the the benefit of this Agreement and its rights and obligations hereunder to an associated company of Grantee.

15.    Supersedes Prior Agreements

This Agreement supersedes all other agreements, documents, writings and verbal understandings among the parties relating to the Acreage and Documents.

16.    Public announcements

16.1	Shareholder approval

None of the parties shall make any public announcement or issue any circular relating to this Agreement or any matters or information provided pursuant hereto without the prior written approval of the other Parties. This does not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange, but the Party with an obligation to make an announcement or issue a circular shall consult with the other Party/Parties so far as is reasonably practicable before complying with such obligation.

16.2	Oral statements

The Parties intend that any oral statements made or replies to questions given by either Parties relating to the Group shall be consistent with any such public announcements or circulars.

17    Confidential Information

The parties shall use all reasonable endeavours to keep confidential and to ensure that their respective Associated Companies and their respective officers, employees, agents and professional and other advisers keep confidential any information (the “Confidential Information”):

relating to the customers, business, assets or affairs of either party which they may have or acquire through ownership of an  interest in the Company; or relating to the customers, business, assets or affairs of the other parties or any member of their group which they may have or  acquire through being a Party hereto or through the exercise of its rights or performance of its obligations under this Agreement.

18.    Restrictions

18.1	No party may use for its own business purposes or disclose to any third party any Confidential Information without the consent of the other parties.

18.2	This Clause does not apply to:

(a)	information which is or becomes publicly available (otherwise than as a result of a breach of this Clause);

(b)	information which is independently developed by the relevant party or acquired from a third party, to the extent that it is acquired with the right to disclose it;

(c)	information which was lawfully in the possession of the relevant party free of any restriction on disclosure;

(d)	information which following disclosure under this Clause, becomes available to the relevant party from a source which is not bound by any obligation of confidentiality in relation to such information;

(e)
the disclosure by a party of Confidential Information to its principal shareholders or its directors or employees or to those of its Associated Companies who need to know that confidential information in its reasonable opinion for purposes relating to this Agreement but those principal shareholders, directors and employees shall not use that Confidential Information for any other purpose;

(f)
the disclosure of information to the extent required to be disclosed by law or any court of competent jurisdiction, any governmental official or regulatory authority (including the London Stock Exchange, the Financial Services Authority, the Panel on Takeovers and Mergers and the United States Securities and Exchange Commission) or any binding judgment, order or requirement of any other competent authority;

(g)	the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its group; or

(h)	the disclosure to a party’s professional advisers of information reasonably required to be disclosed for purposes relating to this Agreement.

18.3
Each party shall inform any shareholder, officer, employee or agent or any professional or other adviser advising it in relation to matters relating to this Agreement, or to whom it provides Confidential Information, that such information is confidential and shall instruct them:

(a) to keep it confidential; and

(b) not to disclose it to any third party (other than those persons to  whom it has already been or may be disclosed in accordance with  the terms of this Clause).

19.    Notices

19.1	Addresses

Any notice, claim or demand in connection with this Agreement shall be in writing in English (each a “Notice”) shall be sufficiently given if delivered or sent to the recipient at its fax number, telex number or address set out in the Schedule or any other fax number, telex number or address notified to the sender by the recipient for the purposes of this Agreement.

19.2	Form

Any Notice shall be in writing in English and may be sent by messenger, telegram, telex, fax or prepaid first class post (first class in the case of service in the United Kingdom and airmail in the case of international service). Any Notice shall be deemed to have been received on the next working day in the place to which it is sent, if sent by telegram, telex or fax, or 60 hours from the time of posting, if sent by post.

20.    Whole agreement and remedies

20.1	Whole agreement

This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement. In this Clause “this Agreement’ includes all documents entered into pursuant to this Agreement.

20.2	JV Agreement

Nothing in this Agreement shall vary or alter the terms of the JV Agreement.

20.3	Legal advice

Each party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause, and agrees, having considered the terms of this Clause and the Agreement as a whole, that the provisions of this Clause are fair and reasonable.

20.4	No inducement

Each of the Parties acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

21.    General

21.1	Survival of rights, duties and obligations

Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to such termination.

21.2	No partnership

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties nor constitute any party the agent of any other party for any purpose.

21.3	Release

Any liability to any party under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that party in its absolute discretion as regards any party under such liability without in any way prejudicing or affecting its rights against any other party under the same or a like liability, whether joint and several or otherwise.

21.4	Waiver

No failure of any party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a “Right”) shall operate as a waiver of that Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of that Right or the exercise of any other Right. The Rights provided in this Agreement are cumulative and not exclusive of any other Rights (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

21.5	Payments

All payments due under this Agreement shall be paid in full without any deduction or withholding other than as required by law or under this Agreement and the paying party shall not be entitled to assert any credit set off or counterclaim against any other party in order to justify withholding payment of any such amount in whole or in part.

21.6	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

21.7	Assignment

21.7.1.
This Agreement shall be binding on and inure to the benefit of the parties and their successors and permitted assigns. The parties may not assign or transfer all or any part of their rights or obligations under this Agreement nor any benefit arising under or out of this Agreement without the prior written consent of the other parties.

21.7.2	Except as otherwise expressly provided in this Agreement, the benefit of the provisions of this Agreement may not be assigned to any Associated Company.

21.8	Time of the essence

Time shall be of the essence of this Agreement, both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them by agreement in writing between the parties.

21.9	Further assurance

At any time after the date of this Agreement the parties shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of the relevant party execute such documents and do such acts and things as that party may reasonably require for the purpose of giving to that party the full benefit of all the provisions of this Agreement.

21.10	Illegality

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under the law of any jurisdiction, the legality, validity or enforceability of such provision or part under the law of any other jurisdiction and the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

21.11	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

21.12	Costs

Each party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

21.13	Language

This deed may be executed in English and in Russian. In case of any conflict between the English and Russian versions, the terms of the English version shall prevail

22.    Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

23.    Governing law and submission to jurisdiction

23.1	Governing law

This Agreement shall be governed by and construed in accordance with English law.

23.2	Jurisdiction

All the parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

23.3	Submission and waiver

All the parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

23.4	Appointment of Process Agent

The Grantee (the “Principal”) irrevocably appoints Tim Peara of 24 Hoop Lane, London NW11 8BU (the “Agent”) as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement provided that:

23.4.1	service upon the Agent shall be deemed valid service upon the Principal whether or not the process is forwarded to or received by the Principal;
23.4.2	the Principal shall inform all other parties to this Agreement, in writing, of any change in the address of the Agent within 28 days of such change;
23.4.3
if the Agent ceases to be able to act as a process agent or to have an address in England, the Principal irrevocably agrees to appoint a new process agent in England acceptable to the other parties and to deliver to the other parties within 14 Business Days a copy of a written acceptance of appointment by the new process agent; and

23.4.4	nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.
24.    Authority to deliver

The signature or sealing of this Agreement by or on behalf of a party shall constitute an authority to the solicitors, or an agent or employee of the solicitors, acting for that party in connection with this Agreement to deliver it as a deed on behalf of that party.

IN WITNESS WHEREOF the parties hereto have signed and delivered this Deed as of the day and year first above written.

EXECUTED as a DEED by	)
Baltic Petroleum (E&P) Limited	)
acting by a Director and	)
a Director/Secretary	)

                                                              ________________________________
                                                              Director

________________________________

Director/Secretary

EXECUTED as a DEED by	)
OOO Zauralneftegaz	)
acting by General Director	)

Schedule

Key: ° = Degrees, ' or ’ = Minutes, N.L. = North Latitude, E.L. = East Latitude

(A) Southern- Voskesensky: situated in the Chastoozersky - Makushinsky administrative regions

Geographical coordinates of corner points:

1. 55°37' N.L., 67°15' E.L.

2. 55°37' N.L., 67°17' E.L.

3. 55°38' N.L., 67°14' E.L.

4. 55°35' N.L., 67°45' E.L.

5. 55°25' N.L., 67°35' E.L.

6. 55°28' N.L., 67°15' E.L.

Area of the block is 520 km2

(B) Lebyazhevsky: situated in the Lebyazhyevsky - Makushinsky administrative regions.

Geographical coordinates of corner points:

1. 55°12' N.L., 66°47' E.L.

2. 55°12' N.L., 66°54' E.L.

3. 55°04' N.L., 66°41' E.L.

4. 55°04' N.L., 66°25' E.L.

Area of the block is 170 km2.

(C) Petuhovsky: situated in the Petuhovsky - Machushinksiy administration regions.

Geographical coordinates of corner points:

1. 55°12'N.L.,67°20'E.L.,

2. 55°12'N.L.,67°43'E.L.,

3. 54°53'N.L.,67°43'E.L.,

4. 54° 51 'N.L, 67°34'E.L.,

5. 54°52'N.L, 67°23'E.L.,

Area of the block is 840 km2

(D) Privolny

Geographical coordinates of corner points:

1. 55°31’N.L., 67°04’E.L.

2. 55°31’N.L., 67°15’E.L.

3. 55°28’N.L., 67°15’E.L.

4. 55°27’N.L., 67°18’E.L.

5. 55°31’N.L., 67°20’E.L.

6. 55°12’N.L., 67°13’E.L.

7. 55°12’N.L., 66°58’E.L.

Area of the block is 500km2

(E) Mokrousovsky

Geographical coordinates of corner points:

1.55°57’N.L.,67°17’E.L.

2. 55°37’N.L.,67°17’E.L.

3. 55°37’N.L.,66°47’E.L.

4. 55°57’N.L.,66°47’E.L.

Area of the block is 957km2

(F) Orlovo-Pashkovsky

Geographical coordinates of corner points:

1. 55°18’N.L., 68°10’E.L.

2. 55°19’N.L., 68°37’E.L.

3. 55°14’N.L., 68°37’E.L.

4. 55°14’N.L., 68°30’E.L.

5. 55°15’N.L., 68°30’E.L.

6. 55°15’N.L., 68°12’E.L.

7. 55°13’N.L., 68°12’E.L.

8. 55°13’N.L., 68°10’E.L.

Area of the block is 200km2

(G) West-Suersky

Geographical coordinates of corner points:

1. 55°37’N.L., 66°43’E.L.

2. 55°20’N.L., 67°43’E.L.

3. 55°20’N.L., 66°15’E.L.

4. 55°37’N.L., 66°15’E.L.

Area of the block is 925km2